Exhibit 99.1

B2Digital Acquires Spartan Fitness to Build Top National Brand in the $2 Billion

Jiu-Jitsu and MMA Training Marketplace

TAMPA, FL, February 17, 2022 (GLOBE NEWSWIRE) – via NEWMEDIAWIRE – B2Digital Incorporated (the “Company” or “B2Digital”) (OTCMKTS:BTDG), the premier development league for mixed martial arts (“MMA”), is excited to announce the acquisition of Spartan Fitness, LLC (“Spartan”), in a cash and equity deal, to launch the Company’s full expansion into the multi-billion-dollar Jiu-Jitsu and MMA training marketplace.

“Spartan Fitness has one of the most respected brands in the rapidly growing Jiu-Jitsu and MMA training space, and Chris Conolley is one of the true leaders of the revolution,” remarked Greg P. Bell, Chairman & CEO of B2 Digital. “This deal is more than the acquisition of a new business. It represents our full commitment to becoming a leadership name in the $2 billion Jiu-Jitsu and MMA training industry. We are working toward multiple additional acquisitions that will fold into the Spartan brand under the B2Digital umbrella, scaling Spartan into a dominant Jiu -Jitsu and MMA training name.”

We are pleased to report that this acquisition, which was official in financial terms as of January 1 with the addition of the Spartan Fitness Birmingham location, has already doubled the Company’s monthly revenue run rate in its fitness segment. The Company has been working quietly behind the scenes on the second Spartan facility. That location is 90% complete in terms of integrating Spartan into the Company’s One More Gym Moody, Alabama location, and B2 plans to open it fully before the end of Q4 this year.

In addition, the Company will pick up a key asset in Chris Conolley as a key Executive who will join the B2 Executive management team. Chris will lead the Jiu-Jitsu and MMA expansion for the company. Chris is a Marine Corps veteran and former professional mixed martial artist who has been the owner and head coach of Spartan since its establishment in 2003. Chris began training martial arts in 1992 and has since competed in Brazilian Jiu-Jitsu, boxing, kickboxing, Muay Thai, and MMA, and now holds a second-degree black belt in Brazilian Jiu-Jitsu. He competed professionally in mixed martial arts for 8 years while coaching high-level athletes and developing Spartan Fitness into a successful business.

Conolley noted, “The acquisition of Spartan Fitness by B2Digital provides a platform for fighters nationwide to pursue their athletic careers while securing a future and building a broader fanbase for the B2 community. I was impressed and excited to be part of Mr. Bell’s vision of a fully integrated fighter development and training facilities program that works alongside the highly successful B2 Fighting Series brand. The collaboration of Spartan and B2Digital opens a network of gyms, owners, coaches, and athletes to create attainable growth in martial arts through community, business, and world-class coaching support in state-of-the-art training facilities.”

Under the direction of Mr. Bell, the Chairman and CEO of B2Digital, Mr. Conolley will work alongside gym owners and athletes to acquire training facilities and integrate them into the B2Digital training facilities under the Spartan Fitness brand to develop and grow a thriving mixed martial arts ecosystem for B2Digital.

Bell added, “This is the acquisition we have been discussing over recent months, and it puts B2 in position for significant upside. With an aggressive plan of adding 15 locations to our existing 5 locations, building to a total of 20 locations over the next 36 months, we have the potential to increase our revenue substantially on an accelerated growth curve. With our existing ONE MORE Gym footprint, these additions will put us on a path to control a large footprint of top fitness facilities with credible blue-chip MMA training programs over the next several years. Our plan is to position these new facilities in cities where we have upcoming scheduled B2 Fighting Series events to capitalize on our successful cross marketing strategy. B2Digital believes each new Spartan Fitness facility has the potential to add more than $1 million per year each, or up to $15 to $20 Million in aggregate, in new revenue once all 20 facilities are in place and operating. We believe this puts us on a path to demonstrate exceptional growth over the next two to three years.”

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About B2Digital Inc.
B2Digital (OTC: BTDG) is the premier development league for mixed martial arts (“MMA”). The Company operates in two major branded segments: The B2 Fighting Series and The ONE More Gym and Spartan Fitness Facilities “Official B2 Training Facilities Network”. The Company primarily derives revenues from live event ticket sales, pay-per-view ticket sales, content media marketing, fitness facility memberships and Jiu-Jitsu and MMA Training.

The Live Events segment (the B2 Fighting Series) is primarily engaged with scheduling, organizing, and producing live MMA events, marketing those events, and generating both live audience and PPV ticket sales, as well as creatively marketing the archived content generated through its operations in this segment. The Company also plans to generate additional revenues over time from Television deals, Sponsorship deals and endorsement deals with global brands as its audience grows. The B2 Fighting Series is licensed in 20 US states to operate LIVE MMA Fights. Most B2 Fighting Series events sell out at the gate. The Company now operates at a pace of more than 46 events per year.

The Fitness Facility segment operates primarily through the ONE More Gym and Spartan Fitness Facilities., The “Official B2 Training Facilities Network”. The Company currently operates five ONE More Gym locations, with plans to continue to scale up this segment at a pace of 15 new locations in the next 3 years. ONE More Gym and Spartan Fitness locations include specialized Fitness, Jiu-Jitsu and MMA training resources and serve as a fighter recruiting function for the Company's B2FS Live Events segment.

For more information about B2Digital, visit the Company’s website at www.B2FS.com.

B2Digital has a growing social media presence. Follow us on:
Twitter: @B2digitalOTC
Facebook: https://m.facebook.com/b2digitalotc/

B2Digital: MMA’s Premier Development League
www.B2FS.com

B2 Fighting Series Pay Per View Link
www.b2mma.com

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This Press Release contains forward-looking statements within the meaning of the securities laws. These statements relate to future events and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

For more information, please contact:
information@b2fs.com

Public Relations:
Tiger Marketing & Branding Agency
info@TigerGMP.com

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